Exhibit 99.1

NEWFIELD EXPLORATION REPORTS THIRD QUARTER RESULTS

FOR IMMEDIATE RELEASE

Houston - (October 26, 2005) - Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the third quarter of 2005. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, October 27. To participate in the call, dial 719-457-2657. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfld.com.

Third Quarter 2005

For the third quarter of 2005, Newfield reported a net loss of $0.2 million. The loss for the quarter reflects the following items:

➢
A $205 million charge ($133 million after tax), or $1.04 per share (all per share amounts are on a diluted basis), associated with changes in the fair market value of open three-way collar contracts, charges related to other contracts that no longer qualify for hedge accounting and hedge ineffectiveness; and

➢	A $7 million gain ($5 million after-tax), or $0.04 per share on the sale of the Enserch Garden Banks floating production facility (EGB).

Without the effects of these items, net income for the quarter would have been $128 million, or $1.00 per share.

“A significant portion of our expected winter Gulf of Mexico production was hedged in various instruments. Hurricanes forced the deferral of 18-20 Bcfe of our 2005 production, triggering the loss of hedge accounting for some of our winter contracts. As a result, accounting rules dictated that we take a charge on those contracts,” said David A. Trice, Newfield Chairman, President and CEO. “Higher commodity prices in the wake of the storms should offset the revenues associated with our deferred production.”

Revenues in the third quarter of 2005 were $460 million. Net cash provided by operating activities before changes in operating assets and liabilities was $296 million. See Explanation and Reconciliation of Non-GAAP Financial Measures.

By comparison, Newfield’s net income for the third quarter of 2004 was $77 million, or $0.63 per share. Without the effect of unrealized commodity derivative income of $10 million ($7 million after tax) net income for the third quarter of 2004 would have been $70 million, or $0.58 per share. Revenues in the same period were $328 million. Net cash provided by operating activities before changes in operating assets and liabilities was $268 million in the third quarter of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

Newfield’s production in the third quarter of 2005 was 59.2 Bcfe, reflecting an estimated 6 Bcfe deferred production related to hurricanes in the Gulf of Mexico. Production in the third quarter of 2004 was 60.7 Bcfe. The following tables detail production and average realized prices for the third quarters of 2005 and 2004.

Quarterly Production (1)	3Q05	3Q04	% Change
United States
Natural gas (Bcf)	46.8	48.6	(4%)
Oil and condensate (MMBbls)	1.8	1.6	11%
International
Natural gas (Bcf)	—	0.1	(100%)
Oil and condensate (MMBbls)	0.3	0.4	(26%)
Total
Natural gas (Bcf)	46.8	48.8	(4%)
Oil and condensate (MMBbls)	2.1	2.0	4%
Total (Bcfe)	59.2	60.7	(2%)

Average Realized Prices (2)	3Q05	3Q04	% Change
United States
Natural gas (per Mcf)	$7.60	$5.12	48%
Oil and condensate (per Bbl)	$47.73	$37.32	28%
International
Natural gas (per Mcf)	—	$3.90	(100%)
Oil and condensate (per Bbl)	$62.27	$46.34	34%
Total
Natural gas (per Mcf)	$7.60	$5.12	48%
Oil and condensate (per Bbl)	$49.83	$39.15	27%
Total (per Mcfe)	$7.75	$5.40	44%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than (a) three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133, and (b) other contracts that no longer qualify for hedge accounting as a result of the storms. Had we included the effect of these contracts, our average realized price for total gas would have been $6.97 per Mcf and $5.06 per Mcf for the third quarter of 2005 and 2004, respectively. Our total oil and condensate average realized price would have been $47.83 per Bbl and $36.50 per Bbl for the third quarter of 2005 and 2004, respectively.

Stated on a unit of production basis, Newfield’s lease operating expense (LOE) in the third quarter of 2005 was $0.88 per Mcfe, compared to LOE of $0.66 per Mcfe in the third quarter of 2004. LOE per Mcfe in the third quarter of 2005 was adversely impacted by deferred production of approximately 6 Bcfe related to hurricanes in the Gulf of Mexico. Production and other taxes in the third quarter of 2005 reflect significantly higher commodity prices and were $0.30 per Mcfe compared to production and other taxes of $0.21 per Mcfe in the same period of 2004. DD&A expense in the third quarter of 2005 was $2.14 per Mcfe compared to DD&A expense of $1.95 per Mcfe in the same period of 2004. G&A expense in the third quarter of 2005 was $0.43 per Mcfe compared to G&A expense of $0.36 per Mcfe in the same period of 2004. G&A expense in the third quarter of 2005 is net of capitalized direct internal costs of $12 million. Capitalized direct internal costs were $8 million in the third quarter of 2004.

Capital expenditures in the third quarter of 2005 were $282 million.

Year-to-Date 2005

For the first nine months of 2005, Newfield posted net income of $164 million, or $1.29 per share, on revenues of $1.3 billion. Earnings for the nine months of 2005 reflect the following items:

➢
A $357 million charge ($232 million after tax), or $1.81 per share, associated with changes in the fair market value of open three-way collar contracts, charges related to other contracts that no longer qualify for hedge accounting and hedge ineffectiveness;

➢
An $8 million benefit, or $0.06 per share, related to a reversal of the valuation allowance on Newfield’s U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea; and

➢	A $7 million gain ($5 million after-tax), or $0.04 per share, on the sale of the EGB.

Without the effects of these items, net income for the first nine months of 2005 would have been $383 million, or $3.00 per share.

By comparison, in the first nine months of 2004, net income was $222 million, or $1.91 per share, on revenues of $916 million. Net cash provided by operating activities before changes in operating assets and liabilities was $935 million in the first nine months of 2005 compared to $661 million in the same period of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

Despite the deferral of an estimated 6 Bcfe due to hurricanes in the Gulf of Mexico, production volumes for the first nine months of 2005 increased 10% above the same period of 2004. The Company produced 191.4 Bcfe in the first nine months of 2005 compared to 174.1 Bcfe in the first nine months of 2004. The following tables detail production and average realized prices for the first nine months of 2005 and 2004:

Production (1)	YTD 09/05	YTD 09/04	% Change
United States
Natural gas (Bcf)	151.3	143.8	5%
Oil and condensate (MMBbls)	5.9	4.6	28%
International
Natural gas (Bcf)	0.1	0.5	(80%)
Oil and condensate (MMBbls)	0.8	0.4	98%
Total
Natural gas (Bcf)	151.4	144.3	5%
Oil and condensate (MMBbls)	6.7	5.0	34%
Total (Bcfe)	191.4	174.1	10%

Average Realized Prices (2)	YTD 09/05	YTD 09/04	% Change
United States
Natural gas (per Mcf)	$6.72	$5.13	31%
Oil and condensate (per Bbl)	$43.78	$34.67	26%

International
Natural gas (per Mcf)	$4.87	$3.94	24%
Oil and condensate (per Bbl)	$53.45	$46.29	15%
Total
Natural gas (per Mcf)	$6.71	$5.12	31%
Oil and condensate (per Bbl)	$44.95	$35.63	26%
Total (per Mcfe)	$6.88	$5.26	31%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than (a) three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133, and (b) other contracts that no longer qualify for hedge accounting as a result of the storms. Had we included the effect of these contracts, our average realized price for total gas would have been $6.52 per Mcf and $5.07 per Mcf for the nine months ended September 30, 2005 and 2004, respectively. Our total oil and condensate average realized price would have been $43.84 per Bbl and $33.62 per Bbl for the nine months ended September 30, 2005 and 2004, respectively.

In the first nine months of 2005, LOE, stated on a unit of production basis, averaged $0.74 per Mcfe, compared to LOE of $0.57 per Mcfe in the same period of 2004. Production taxes in the first nine months of 2005 were $0.21 per Mcfe compared to production taxes of $0.17 per Mcfe in the same period of 2004. DD&A expense in the first nine months of 2005 was $2.11 per Mcfe compared to DD&A expense of $1.89 per Mcfe in the same period of 2004. G&A expense in the first nine months of 2005 was $0.40 per Mcfe compared to G&A expense of $0.34 per Mcfe in the prior year. G&A expense in the first nine months of 2005 is net of capitalized direct internal costs of $34 million compared to $23 million in the same period of 2004.

Capital expenditures in the first nine months of 2005 totaled $799 million.

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

Our quarterly consolidated statement of income for 2005 and 2004 includes the effects of these items:
-
Commodity derivative income (expense) for the third quarter of 2005 and 2004 is comprised of (a) $205 million of expense and $10 million of income, respectively, associated with unrealized commodity derivative gain (loss) resulting from changes in the fair market value of open three-way collar contracts, other contracts that no longer qualify for hedge accounting and hedge ineffectiveness and (b) $33 million and $8 million, respectively, of realized losses related to the monthly settlement of certain of those contracts.

-	A $7 million gain on the sale of the EGB in the third quarter of 2005.

A reconciliation of earnings stated without the effect of certain items to net income is shown below:

	3Q05	3Q04
	(in millions)

Net income (loss)	$ (0.2)	$ 76.5
Less: Unrealized commodity derivative income (expense)	(204.6)	9.7
Less: Gain on sale of the EGB	7.2	—
Less: Income tax adjustment for above items	69.1	(3.4)
Earnings stated without the effects of the above items	$ 128.1	$ 70.2

In the first nine months of 2005 and 2004 our consolidated statement of income includes the effects of the following items:

-
Commodity derivative income (expense) for the first nine months of 2005 and 2004 is comprised of (a) $357 million of expense and $0.2 million of income, respectively, associated with unrealized commodity derivative gain (loss) resulting from changes in the fair market value of open three-way collar contracts, other contracts that no longer qualify for hedge accounting and hedge ineffectiveness and (b) $37 million and $16.7 million, respectively, of realized losses related to the monthly settlement of certain of those contracts.

-	A $7 million gain on the sale of the EGB in the third quarter of 2005.
-
Income tax provision for 2005 includes an $8 million benefit related to a reversal of the valuation allowance on Newfield’s U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea.

A reconciliation of earnings stated without the effects of certain items to net income is shown below:

	YTD05	YTD04
	(in millions)

Net income	$ 164.0	$ 221.9
Less: Unrealized commodity derivative income (expense)	(356.6)	0.2
Less: Gain on sale of the EGB	7.2	—
Less: Income tax adjustment for above items	122.3	—
Less: Tax benefit related to U.K. net operating loss valuation allowance	7.8	—
Earnings stated without the effects of the above items	$ 383.3	$ 221.7

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	3Q05	3Q04
(in millions)

Net cash provided by operating activities	$ 270	$ 230
Net change in operating assets and liabilities	26	38
Net cash provided by operating activities before changes in operating assets and liabilities	$ 296	$ 268

	YTD05	YTD04
(in millions)

Net cash provided by operating activities	$ 887	$ 645
Net change in operating assets and liabilities	48	16
Net cash provided by operating activities before changes in operating assets and liabilities	$ 935	$ 661

Fourth Quarter 2005 Estimates

Natural Gas Production and Pricing The Company’s natural gas production in the fourth quarter of 2005 is expected to be 40 - 47 Bcf (435 - 510 MMcf/d). Based on recent gas price escalations, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the fourth quarter of 2005 is expected to be 1.8 - 2.0 million barrels (20,000 - 22,000 BOPD). Newfield expects to produce approximately 4,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $3 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $42 - $46 million ($0.77 - $0.85 per Mcfe) in the fourth quarter of 2005. Production taxes in the fourth quarter of 2005 are expected to be $25 - $28 million ($0.48 - $0.53 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities. The increased LOE estimate for the fourth quarter reflects the deferral of about 13 Bcfe of Gulf production and other costs related to recent hurricanes.

General and Administrative Expense G&A expense for the fourth quarter of 2005 is expected to be $29 - $32 million ($0.54 - $0.59 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 - $18 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the fourth quarter of 2005 is expected to be $4 - $5 million ($0.07 - $0.09 per Mcfe). As of October 26, 2005, Newfield had $10 million in outstanding borrowings under its credit arrangements. The remainder of long-term debt consists of four separate issuances of notes that in the aggregate total $875 million in principal amount. Capitalized interest for the fourth quarter of 2005 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2005 to be about 35 - 39%. About 75% of the tax provision is expected to be deferred.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfld.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and offshore Malaysia. The Company has international development projects underway in the U.K. North Sea and in Bohai Bay, China.

**The statements set forth in this release regarding estimated or anticipated fourth quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will be permitted to resume. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
www.newfld.com	info@newfld.com

###

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Oil and gas revenues	$ 460.3	$ 327.7	$ 1,319.2	$ 915.8

Operating expenses:
Lease operating	52.9	39.8	143.8	98.7
Production and other taxes	17.8	12.7	41.1	30.2
Transportation	1.8	1.7	6.0	5.1
Depreciation, depletion and amortization	126.7	118.5	403.0	329.5
General and administrative	25.6	21.9	76.1	59.4
Ceiling test writedown	—	6.7	—	6.7
Gain on sale of floating production system	(7.2)	—	(7.2)	—
Total operating expenses	217.6	201.3	662.8	529.6

Income from operations	242.7	126.4	656.4	386.2

Other income (expenses):
Interest expense	(17.8)	(14.8)	(54.4)	(39.3)
Capitalized interest	11.7	6.3	34.4	14.6
Commodity derivative income (expense)	(238.3)	1.4	(393.5)	(16.5)
Other	1.7	1.3	3.0	2.4
	(242.7)	(5.8)	(410.5)	(38.8)

Income before income taxes	—	120.6	245.9	347.4

Income tax provision	0.2	44.1	81.9	125.5

Net income (loss)	$ (0.2)	$ 76.5	$ 164.0	$ 221.9

Earnings per share:
Basic	$ —	$ 0.65	$ 1.31	$ 1.94

Diluted	$ —	$ 0.63	$ 1.29	$ 1.91

Weighted average number of shares outstanding for basic earnings per share	125.6	118.6	125.1	114.2
Weighted average number of shares outstanding for diluted earnings per share	128.4	120.6	127.6	116.1

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$ 102.3	$ 58.3
Accounts receivable	259.4	247.7
Inventories	19.6	7.8
Derivative assets	2.9	54.5
Deferred taxes	129.6	1.0
Other current assets	47.4	22.3
Total current assets	561.2	391.6

Oil and gas properties, net (full cost method)	4,170.3	3,775.3
Furniture, fixtures and equipment, net	19.0	18.3
Derivative assets	20.5	55.6
Other assets	20.3	21.4
Deferred taxes	9.0	—
Goodwill	62.3	65.3
Total assets	$ 4,862.6	$ 4,327.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 432.9	$ 427.0
Derivative liabilities	325.6	47.0
Total current liabilities	758.5	474.0

Other liabilities	25.3	15.8
Derivative liabilities	242.6	83.1
Long-term debt	870.1	992.4
Asset retirement obligation	207.8	194.2
Deferred taxes	651.7	551.1
Total long-term liabilities	1,997.5	1,836.6

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1.3	1.3
Additional paid-in capital	1,164.6	1,101.8
Treasury stock	(27.9)	(27.3)
Unearned compensation	(24.5)	(9.5)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	(1.9)	2.6
Commodity derivatives	(116.9)	0.1
Retained earnings	1,111.9	947.9
Total stockholders’ equity	2,106.6	2,016.9
Total liabilities and stockholders’ equity	$ 4,862.6	$ 4,327.5

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$ 164.0	$ 221.9

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	403.0	329.5
Deferred taxes	13.6	100.0
Stock compensation	5.4	3.0
Ceiling test writedown	—	6.7
Gain on sale of floating production system	(7.2)	—
Commodity derivative (income) expense	356.6	(0.2)
	935.4	660.9
Changes in operating assets and liabilities	(48.1)	(16.3)
Net cash provided by operating activities	887.3	644.6

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	—	(755.7)
Additions to oil and gas properties	(761.5)	(601.8)
Proceeds from sale of oil and gas properties	10.7	16.5
Proceeds from sale of floating production system	7.2	—
Additions to furniture, fixtures and equipment	(4.4)	(4.9)
Net cash used in investing activities	(748.0)	(1,345.9)

Cash flows from financing activities:
Proceeds from borrowings under credit arrangements	604.0	1,021.0
Repayments of borrowings under credit arrangements	(724.0)	(921.0)
Proceeds from issuances of senior subordinated notes	—	325.0
Proceeds from issuances of common stock	28.3	293.7
Purchases of treasury stock	(0.6)	(0.5)
Repurchases of secured notes	—	(2.9)
Net cash provided by (used in) financing activities	(92.3)	715.3

Effect of exchange rate changes on cash and cash equivalents	(3.0)	(0.5)

Increase in cash and cash equivalents	44.0	13.5
Cash and cash equivalents, beginning of period	58.3	15.3

Cash and cash equivalents, end of period	$ 102.3	$ 28.8